Exhibit 4.14

Certain confidential portions of this exhibit have been omitted and replaced with “[***].” Such identified information has been excluded from this exhibit because it (i) is not material and (ii) is the type of information that the registrant treats as private or confidential.

AMENDMENT No. 4

Whereas, Addex Pharma SA (“Addex”) and Indivior UK Limited (Co. No. 7183451) (“Indivior”) (each a “Party” and collectively the “Parties”) entered into an agreement to perform research on GABAB PAM on January 2, 2018 (hereinafter, Agreement), an amendment dated October 30, 2020 (“Amendment 1”), an amendment with an effective date of May 1, 2021 (“Amendment 2”) and an amendment with an effective date of August 1, 2022 (“Amendment 3”); and

Whereas, Addex is conducting a funded research activity based on an agreed Research Plan over the period [***] to [***] and Indivior has committed $13.3 million in research funding over this period; and

Whereas, during the Research Term, the Research Plan has been modified by the JRC and no Development Compounds have been identified, however, the Parties desire to execute the modified Research Plan with a view to identifying Development Compounds; and

Whereas, the Research Term, as defined in the Agreement, expires on March 31, 2023, pursuant to the terms of Amendment 3; and

Now Therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Addex and Indivior hereby enter into this Amendment No. 4 (this “Amendment”) and agree as follows:

1.	Definitions. The definitions from the Agreement of January 2, 2018, Amendment 1, Amendment 2 and Amendment 3 shall be used in this Amendment and are incorporated herein by reference.
2.

Amendment Effective Date. The effective date of this Amendment shall be November 1, 2022 (“Amendment Effective Date”). The Parties agree and acknowledge that this Agreement is executed as of the date of last signature below (the “Execution Date”) but shall be effective and binding on the Parties as of the Amendment Effective Date.

3.

Initial Research Term Extension. With reference to Section 3.3 of the Agreement, subject to the provisions of this Amendment, the Parties agree to extend the Research Term until June 30, 2023. Accordingly, Section 1.72 is hereby deleted and replaced with the following:

a.	“Research Term” means the period commencing on May 1, 2018, and expiring on June 30, 2023, unless the Parties agree to extend the Research Term pursuant to Section 3.3.
4.

Contribution to Research Costs. The Parties agreed to extend the Research Term in previous amendments and agreed upon additional obligations of the Parties in relation to that additional research in Article 3 of Amendment 1, Article 5 of the Amendment 2 and Article 4 of Amendment 3. Article 3 of Amendment 1 is hereby incorporated into the Agreement as Section 3.11. Article 5 of Amendment 2 is hereby incorporated into the Agreement as Section 3.12. Article 4 of Amendment 3 is hereby incorporated into the

Agreement as Section 3.13. The following is hereby incorporated into the Agreement as Section 3.14:

a.

As a contribution to the costs of the research being conducted by Addex as detailed in the Research Plan in Appendix 1A, 1B, 1C and 1D, Indivior shall reimburse Addex the sum of up to nine hundred and fifty-three thousand Swiss Francs (CHF 953,000) for additional research funding [***]. Addex shall provide an invoice for the payment due. Indivior shall support some activities through direct payments to third parties from a separate budget. For the sake of clarity, the Parties agree that any Know-How or other intellectual property created by any Third Party with whom Indivior contracts or makes payments for the purposes of the Research Plan shall be Joint Improvements regardless of which Party contributed to such Know-How or intellectual property and any Patent Rights filed in respect of such Joint Improvements shall be Joint Patent Rights regardless of inventorship.

b.

On or before [***], Addex shall deliver to Indivior a report that sets out all of their completed work to date on the compounds in the course of undertaking the Research Plan up to [***] and identifying those which Addex believes are suitable for further development.

c.

In the event that the costs of undertaking the Research Plan in Appendix 1A, 1B, 1C & 1D, exceed [***], the Parties shall discuss the funding of that part of the Research Plan that exceeds such cost and Addex shall not be in breach of the Agreement if it elects not to undertake any part of the Research Plan that would result in the costs incurred by it in the Research Plan exceeding [***].

d.

In the event that Indivior does not select any Licensed Compounds on or before [***], the Agreement shall terminate in its entirety on [***], and the provisions of Section 10.2 of the Agreement shall not apply.

5.

Remainder of Agreement. The provisions of Section 14 of the Agreement shall apply to this Amendment and, save as specifically amended hereby, the Agreement of January 2, 2018, as amended on October 30, 2020, May 1, 2021, and August 1, 2022, will remain in full force and effect.

IN WITNESS WHEREOF, ADDEX and Indivior have caused this instrument to be executed in duplicate by their respective duly authorized officers.

Indivior UK Limited.

By:	/s/ Gilles Picard
Title: Authorized Signatory
Date: 29-Nov-2022

Addex Pharma SA

By:	/s/ Tim Dyer
Title: CEO
Date: 29-Nov-2022

Appendix 1 - Amendment 4 Total Additional Funding (CHF)

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Appendix 1A - JRC Approved Testing of Backups ADX109316 + ADX109225 (CHF)

[***]

Appendix 1B - CCS 1 for ASP and new leads (CHF)

[***]

Appendix 1C - CCS2 for ASP and new leads (CHF)

[***]

Appendix 1D - FTEs, Consultants and Indirect forecast for testing backups, ASP and new leads (CHF)

[***]

Appendix 1E - Extension 3 actuals at 30th October 2022 with remaining testing needed (CHF)

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